Exhibit 3.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

BUCKEYE PARTNERS, L.P.

THIS AMENDMENT NO. 2 to the AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BUCKEYE PARTNERS, L.P. (this “Amendment”), dated as of February 21, 2013, is entered into and effectuated by Buckeye GP LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Section 15.1 of the Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of November 19, 2010 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 15.1(g) of the Partnership Agreement provides that the General Partner, without the consent of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that in the good faith opinion of the General Partner does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the Board of Directors of the General Partner has determined that the standard set forth in Section 15.1(g) is satisfied; and

WHEREAS, Section 15.2 of the Partnership Agreement requires that Special Approval be obtained as a condition to any action to amend the definitions of “Audit Committee” and “Special Approval”, and to any action to amend Section 7.9(a) of the Partnership Agreement; and

WHEREAS, Special Approval has been obtained from the Audit Committee for the amendments proposed below; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to place the responsibility for resolving conflicts of interest that may arise between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, with the Nominating and Corporate Governance Committee, including by way of Special Approval.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendments. The Partnership Agreement is hereby amended as follows:

1. Article I is hereby amended to restate the following definition:

“Special Approval” means approval by a majority of the members of the Nominating and Corporate Governance Committee.

2. Article I is hereby amended to add the following definition:

“Nominating and Corporate Governance Committee” means a committee of the Board of Directors composed entirely of three or more directors who meet the independence, qualification and experience requirements of the Exchange Act and the New York Stock Exchange.

3. Article I is hereby amended to delete the definition of Audit Committee.

4. Article VII is hereby amended to restate Section 7.9(a) and Section 7.11 in their entirety as follows:

“Section 7.9 Resolution of Conflicts of Interest; Standard of Care

(a) Unless otherwise expressly provided in this Agreement or any other agreement contemplated hereby, whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership or any Limited Partner, on the other hand, any resolution or course of action by the General Partner or such Affiliate in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated hereby, or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership; provided that any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the officers and directors of the General Partner regarding any proposed transaction were disclosed to the Nominating and Corporate Governance Committee at the time of its approval), (ii) on terms objectively demonstrable to be no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) fair to the Partnership, taking account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). For the avoidance of doubt, in connection with its resolution of a conflict of interest the General Partner is authorized but not required to seek Special Approval and may adopt a resolution or course of action that has not received Special Approval. In connection with the determination by the General Partner (or the Nominating and Corporate Governance Committee in connection with Special Approval, as applicable) of what is fair and reasonable to the Partnership in connection with its resolution of a conflict of interest, the General Partner (or the Nominating and Corporate Governance Committee) shall be authorized to consider (A) the relative interests of each party to such conflict, agreement, transaction or situation, and the benefits and burdens relating to such interests; (B) any customary or accepted industry practices, and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the Nominating and Corporate Governance Committee determines to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to, nor shall it be construed to require the General Partner (or the Nominating and Corporate Governance Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner in compliance with this Section 7.9 shall not constitute a breach of this Agreement or any other agreement contemplated hereby or a breach of any standard of care or duty imposed hereby or under the Delaware Act or any other applicable law, rule or regulation.”

“Section 7.11. Other Matters Concerning the General Partner

(a) The General Partner (including any committee of the Board of Directors of the General Partner) may rely and shall be protected in acting or refraining from acting upon any certificate, document or other instrument believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner (including any committee of the Board of Directors of the General Partner) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it and shall be fully protected in relying on any opinion or advice of any such Person as to matters which the General Partner (including any committee of the Board of Directors of the General Partner) believes to be within such Person’s professional or expert competence in connection with any action taken or suffered or omitted by the General Partner (including any committee of the Board of Directors of the General Partner) hereunder in good faith and in accordance with such opinion or advice.

(c) The General Partner (including any committee of the Board of Directors of the General Partner) may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner (including any committee of the Board of Directors of the General Partner) shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.”

5. Article XV is hereby amended to restate Section 15.2 in its entirety as follows:

“Section 15.2 Other Amendments

Amendments to this Agreement may be proposed only by the General Partner. Subject to Section 15.3, a proposed amendment (other than amendments adopted pursuant to Section 15.1) shall be effective only when approved by a Majority Interest. Notwithstanding the provisions of Sections 15.1 and 15.3, no amendment of (i) the definition of “Nominating and Corporate Governance Committee,” or “Special Approval,” (ii) Section 7.9(a), (iii) Section 14.8, (iv) Section 17.3, or (v) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.”

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Buckeye GP LLC

By:	/s/ WILLIAM H. SCHMIDT, JR.
Name:	William H. Schmidt, Jr.
Title:	Senior Vice President and General Counsel